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                                   EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

         We consent to the incorporation by reference in Registration Statement No. 333-89668, No. 333-73322, No. 333-44202, No. 333-78599, No. 333-48159, No.
333-26593, No. 333-01769, No. 33-35821, No. 33-43580, No. 33-48025, No.
35-48026, No. 33-78622, No. 33-78678, No. 33-59333 on Form S-8 of Symbol
Technologies, Inc. of our report dated December 30, 2003 (February 24, 2004 as to the effects of the restatement discussed in Note 2(b)) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the consolidated financial statements and the change in method of accounting for goodwill and other intangible assets in 2002), appearing in this Annual Report on Form 10-K/A (Amendment No. 1) of Symbol Technologies, Inc. for the year ended December 31, 2002.

/s/ Deloitte & Touche LLP
New York, New York

February 24, 2004